Exhibit 5.1

July 8, 2011

Vishay Precision Group, Inc.
3 Great Valley Parkway
Suite 150
Malvern, Pennsylvania 19355

     Re: Registration Statement on Form S-3

Ladies and Gentlemen:

     This opinion is furnished to you in connection with the Registration Statement on Form S-3 (the “Registration Statement”) being filed by Vishay Precision Group, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration for resale by certain selling securityholders named therein of (i) 500,000 Class A Warrants to purchase shares of the Company’s common stock, par value $0.10 (the “Common Stock”), at an exercise price of $26.56 per share (the “Class A Warrants”); (ii) 130,252 Class B Warrants to purchase shares of Common Stock at an exercise price of $40.23 per share (the “Class B Warrants”, and together with the Class A Warrants, the “Warrants”); (iii) 630,252 shares of Common Stock issuable upon exercise of the Warrants (the “Warrant Shares”); and (iv) 441,176 shares of Common Stock issuable upon exchange of Vishay Precision Group, Inc.’s $9,958,460 Exchangeable Floating Rate Unsecured Notes Due 2102 (or any replacement notes issued in connection with any future spin-off transaction, the “Notes”) (such shares, the “Note Shares”, and collectively with the Warrants and the Warrant Shares, the “Securities”). The Securities may be offered and sold from time to time as set forth in the prospectus which forms a part of the Registration Statement, and as may be set forth in one or more supplements to the prospectus, after the Registration Statement becomes effective.

     You have requested that we render the opinion set forth in this letter and we are furnishing this opinion pursuant to the requirements of Item 601(b)(5)(i) of Regulation S-K promulgated by the Commission under the Securities Act.

     We have examined the Registration Statement, the exhibits to the Registration Statement, the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and Amended and Restated Bylaws (the “Bylaws”), as in effect on the date hereof, certain resolutions of the board of directors of the Company and such other documents, corporate records, and instruments, and have examined such laws and regulations as we have deemed necessary for purposes of rendering the opinions set forth herein. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as certified or photostatic copies, the authenticity of the originals of such latter documents and that the Securities will be issued against payment of valid consideration under applicable law. As to any facts material to the opinions expressed herein which were not either readily ascertainable or independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

     We express no opinion herein as to the law of any state or jurisdiction other than the laws of the State of Delaware and the federal laws of the United States of America.

     Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, we are of the opinion that:

Vishay Precision Group, Inc.
July 8, 2011

     1. The Note Shares, when issued in accordance with the terms and conditions of the put and call agreement, dated July 21, 2010, between the Company and the holders of the Notes, will be legally issued, fully paid and non-assessable;

     2. The Warrants constitute the legal, binding obligations of the Company under the state law governing the Warrants; and

     3. The Warrant Shares, when issued and paid for in accordance with the terms and conditions of the warrant agreement, dated July 21, 2010, between the Company and American Stock Transfer & Trust Co., will be legally issued, fully paid and nonassessable.

     We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of this firm’s name therein and in the related prospectus under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are an “expert” within the meaning of the Securities Act.

     As counsel to the Company, we have furnished this opinion letter in connection with the filing of the Registration Statement.

Very truly yours,

/s/ Pepper Hamilton LLP
Pepper Hamilton LLP